Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Jennifer Eaton - Corp. Communications	216/896-2895
jeaton@parker.com

Financial Analysts –
	Pamela Huggins, VP & Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol:	PH - NYSE

PARKER HANNIFIN REPORTS RECORD YEAR-END SALES, EARNINGS, AND CASH FLOW FROM OPERATIONS; ANNOUNCES Q4 EPS UP 31 PERCENT TO $1.34

Cleveland, Ohio: July 28, 2005 – Parker Hannifin Corporation (NYSE: PH) today reported new records in sales, earnings and cash flow from operations for fiscal-year 2005. Sales topped $8 billion for the first time in the company’s 87-year history; diluted earnings per share for the year were also at an all-time high; and cash flow from operations reached a record $871.8 million, or 10.6 percent of sales, surpassing last year’s record of $649.5 million, or 9.3 percent of sales.

For the full year, Parker posted a 63-percent increase in income from continuing operations, at $548.0 million, or a 61-percent increase in earnings per diluted share of $4.55. Revenues reached a record $8.22 billion, up 17 percent. Last year, the company earned $336.2 million from continuing operations, or $2.82 per diluted share, on sales of $7.0 billion. Income from discontinued operations for fiscal 2005 was $56.7 million, or 47 cents per diluted share, which includes profit from operations and the gain on the divestiture of the Wynn Oil specialty chemicals business.

Fourth-quarter income from continuing operations increased 32 percent to $161.4 million, or a 31-percent increase in earnings per diluted share of $1.34 on sales of $2.21 billion for the period ended June 30, 2005, compared to income from continuing operations of $122.6 million, or $1.02 cents per diluted share on sales of $1.96 billion in the same period last year.

“We have just completed an exceptional year, driving significant shareholder value as evidenced by our Return on Invested Capital (ROIC), which should rank us among the upper tier of our peer group. We demonstrated that Parker can achieve significant growth, and produce the cash to invest in yet another year of strong results in fiscal 2006,” said Chairman and CEO Don Washkewicz. “Parker employees made an incredible effort to execute our Win Strategy, and we have a solid foundation in place to build the future of our company. This will be seen as another great period in Parker’s rich history of profitable growth.”

Segment Results

In the North American Industrial segment, fourth-quarter operating income improved 16 percent to $128.4 million on sales of $940.1 million. For the full year, North American Industrial operating income was up 61 percent to $468.2 million on sales of $3.52 billion.

The International Industrial segment fourth-quarter operating income increased 36 percent to $76.0 million on sales of $642.9 million. For the full year, International Industrial operating income was up 67 percent to $267.2 million on sales of $2.40 billion.

In the company’s Climate & Industrial Controls segment, fourth-quarter operating income increased six percent to $23.6 million on sales of $225.5 million. For the full year, the Climate & Industrial Controls segment recorded operating income up four percent to $74.8 million on sales of $794.3 million.

Aerospace reported a fourth-quarter increase in operating income of 24 percent to $54.4 million on sales of $364.0 million. For the full year, Aerospace reported operating income up 26 percent to $199.2 million on sales of $1.36 billion.

In the “Other” segment, comprised of Astron metal buildings, fourth-quarter operating income was $4.6 million on sales of $38.0 million. Full year operating income was up 127 percent to $18.5 million on sales of $146.3 million.

Outlook

In fiscal year 2006, Parker for the first time will be expensing equity based compensation as required by FAS 123R. Without the impact of this accounting change, the fiscal-year 2006 earnings from continuing operations are projected to range from $5.00 to $5.40 per diluted share. With the impact of the accounting change, the company projects earnings from continuing operations for fiscal-year 2006 to range from $4.80 to $5.25 per diluted share, including an expense of approximately 15 to 20 cents per diluted share related to FAS 123R. Removal of the FAS 123R accounting change allows investors and the company to meaningfully evaluate future projected performance on a comparable basis with prior periods which were not impacted by the accounting change.

“Nearly all of our major end markets are performing very well and we are particularly pleased with the strong demand we’re seeing in Aerospace. The performance of our traditional markets, plus the potential of our new growth platforms, lead us to project another year of solid sales and earnings in fiscal 2006,” added Washkewicz.

“Going forward, we will continue to drive our Win Strategy goals of premier customer service and financial performance; with an even greater emphasis on profitable growth.

“Our focus for fiscal 2006 is on growth through innovation. We have the financial capacity to expand our business through strategic acquisitions and we plan to increase our investment in new product development, all in an effort to best serve our customers.”

In addition to the information provided herein, Parker advises shareholders to note order trends, for which the company makes a disclosure several business days after the conclusion of each month. This information is available on the company’s investor information web site, at http://www.phstock.com.

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal fourth-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $8 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 50,000 people in 46 countries around the world. Parker has increased its annual dividends paid to shareholders for 49 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-Looking Statements:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth and innovation initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as inflation and interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

PARKER HANNIFIN CORPORATION - JUNE 30, 2005

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended June 30,		Year ended June 30,
(Dollars in thousands except per share amounts)	2005	2004	2005	2004
Net sales	$2,210,532	$1,964,259	$8,215,095	$6,998,761
Cost of sales	1,738,471	1,549,313	6,508,111	5,672,294

Gross profit	472,061	414,946	1,706,984	1,326,467
Selling, general and administrative expenses	235,926	222,642	872,113	776,535
Other income (deductions):
Interest expense	(16,410)	(16,972)	(67,030)	(73,219)
Other (expense) income, net	(267)	6,601	(11,368)	3,413

	(16,677)	(10,371)	(78,398)	(69,806)

Income from continuing operations before income taxes	219,458	181,933	756,473	480,126
Income taxes	58,046	59,381	208,500	143,953

Income from continuing operations	161,412	122,552	547,973	336,173
Discontinued operations		2,921	56,719	9,610

Net income	$161,412	$125,473	$604,692	$345,783

Earnings per share:
Basic earnings per share from continuing operations	$1.36	$1.04	$4.61	$2.86
Discontinued operations		.02	.48	.08

Basic earnings per share	$1.36	$1.06	$5.09	$2.94

Diluted earnings per share from continuing operations	$1.34	$1.02	$4.55	$2.82
Discontinued operations		.03	.47	.09

Diluted earnings per share	$1.34	$1.05	$5.02	$2.91

Average shares outstanding during period - Basic	118,816,542	118,194,932	118,794,564	117,707,772
Average shares outstanding during period - Diluted	120,191,274	119,614,996	120,449,006	119,006,468

Cash dividends per common share	$.20	$.19	$.78	$.76

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

BUSINESS SEGMENT INFORMATION BY INDUSTRY

	Three Months Ended June 30,		Year ended June 30,
(Dollars in thousands)	2005	2004	2005	2004
Net sales
Industrial:
North America	$940,071	$848,392	$3,516,627	$3,016,820
International	642,902	564,824	2,398,439	1,969,727
Aerospace	364,022	326,846	1,359,431	1,215,920
Climate & Industrial Controls	225,501	189,337	794,308	671,157
Other	38,036	34,860	146,290	125,137

Total	$2,210,532	$1,964,259	$8,215,095	$6,998,761

Segment operating income
Industrial:
North America	$128,409	$110,296	$468,213	$290,783
International	76,040	55,833	267,207	159,641
Aerospace	54,408	43,986	199,187	157,946
Climate & Industrial Controls	23,602	22,364	74,843	71,769
Other	4,556	5,389	18,452	8,138

Total segment operating income	$287,015	$237,868	$1,027,902	$688,277
Corporate general and administrative expenses	32,414	32,840	111,832	106,281

Income from continuing operations before interest expense and other	254,601	205,028	916,070	581,996
Interest expense	16,410	16,972	67,030	73,219
Other expense	18,733	6,123	92,567	28,651

Income from continuing operations before income taxes	$219,458	$181,933	$756,473	$480,126

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

CONSOLIDATED BALANCE SHEET

(Dollars in thousands) June 30,	2005	2004
Assets
Current assets:
Cash and cash equivalents	$336,080	$183,847
Accounts receivable, net	1,241,029	1,174,601
Inventories	1,030,962	976,258
Prepaid expenses	49,956	43,907
Deferred income taxes	127,845	112,828

Total current assets	2,785,872	2,491,441
Plant and equipment, net	1,591,917	1,585,989
Goodwill	1,443,811	1,177,532
Intangible assets, net	239,891	102,085
Other assets	837,470	826,262
Net assets of discontinued operations		51,924

Total assets	$6,898,961	$6,235,233

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$31,962	$35,198
Accounts payable	584,253	525,113
Accrued liabilities	613,881	555,303
Accrued domestic and foreign taxes	105,831	123,030

Total current liabilities	1,335,927	1,238,644
Long-term debt	938,424	953,796
Pensions and other postretirement benefits	1,058,814	813,635
Deferred income taxes	35,911	79,028
Other liabilities	189,738	167,676
Shareholders’ equity	3,340,147	2,982,454

Total liabilities and shareholders’ equity	$6,898,961	$6,235,233

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year ended June 30,
(Dollars in thousands)	2005	2004
Cash flows from operating activities:
Net income	$604,692	$345,783
Net (income) from discontinued operations	(56,719)	(9,610)
Depreciation and amortization	264,699	251,753
Net change in receivables, inventories, and trade payables	36,028	14,246
Net change in other assets and liabilities	5,965	53,810
Other, net	17,150	(6,498)

Net cash provided by operating activities	871,815	649,484

Cash flows from investing activities:
Acquisitions (net of cash of $21,720 in 2005 and $63,691 in 2004)	(558,569)	(200,314)
Capital expenditures	(156,567)	(140,138)
Proceeds from sale of business	120,000	33,213
Other, net	30,576	36,978

Net cash (used in) investing activities	(564,560)	(270,261)

Cash flows from financing activities:
Net (payments for) proceeds from common share activity	(23,724)	56,223
Net (payments of) debt	(21,202)	(415,428)
Dividends	(92,612)	(89,286)

Net cash (used in) financing activities	(137,538)	(448,491)

Net cash (used in) provided by discontinued operations	(19,004)	12,969

Effect of exchange rate changes on cash	1,520	(5,704)

Net increase (decrease) in cash and cash equivalents	152,233	(62,003)
Cash and cash equivalents at beginning of period	183,847	245,850

Cash and cash equivalents at end of period	$336,080	$183,847